EXHIBIT 5.1

                         STUBBS ALDERTON & MARKILES, LLP
                       15821 Ventura Boulevard, Suite 525
                                Encino, CA 91436

August 2, 2004

Kiwa Bio-Tech Products Group Corporation
17700 Castleton Street, Suite 589
City of Industry, California 91748

         Re:      Kiwa Bio-Tech Products Group Corporation,
                  Registration Statement on Form SB-2

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Kiwa Bio-Tech Products Group Corporation, a Delaware corporation (the "COMPANY"), in order to register under the Securities Act of 1933, as amended (the "ACT"), the sale by certain stockholders of 45,277,605 shares of Common Stock of the Company (the "SHARES"). The Shares consist of: (i) 40,000,000 shares issuable pursuant to that certain Standby Equity Distribution Agreement ("EQUITY DISTRIBUTION AGREEMENT"), dated July 6, 2004, between the Company and Cornell Capital Partners, LP, (ii) 704,038 shares issued as a one-time commitment fee to Cornell Capital Partners, LP pursuant to the Equity Distribution Agreement, (iii) 2,800,000 shares issued to certain investors listed in the Registration Statement, upon conversion of certain convertible notes further described in the Registration Statement, (iii) 1,747,000 shares issuable upon exercise of a common stock warrant ("COMMON STOCK WARRANT") issued to Westpark Capital, Inc. on March 11, 2004, and (iv) 26,567 shares that were issued to Newbridge Securities Corporation as a placement agent fee, pursuant to that certain Placement Agent Agreement, dated July 6, 2004, between the Company and Newbridge Securities Corporation.

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that (a) the 3,530,605 issued and outstanding Shares have been duly authorized, and are validly issued, fully paid and non-assessable, (b) the 40,000,000 Shares issuable pursuant to the Equity Distribution Agreement have been duly authorized and upon issuance and sale in conformity with and pursuant to the Equity Distribution Agreement, and receipt by the Company of the purchase price therefor as specified in the Equity Distribution Agreement, such Shares will be validly issued, fully paid and non-assessable, and (c) the 1,747,000 Shares issuable upon exercise of the Common Stock Warrant have been duly authorized and upon issuance and sale in conformity with and pursuant


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to the Common Stock  Warrant,  and receipt by the Company of the purchase  price therefor as specified in the Common Stock Warrant, such Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.

                                             Very truly yours,

                                             /S/ STUBBS ALDERTON & MARKILES, LLP

                                             STUBBS ALDERTON & MARKILES, LLP